UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2015

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07            Submission of Matters to a Vote of Security Holders.

Cryoport, Inc. (the “Company”) commenced its 2015 Annual Meeting of Stockholders (“Annual Meeting”) on October 28, 2015. The final voting results for each of the proposals submitted to a vote of stockholders at the Annual Meeting, each of which is described in detail in the Proxy, are set forth below.

Proposal No. 1: Election of the Board of Directors to serve until the Company’s 2016 Annual Meeting of Stockholders. The individuals listed below were elected to serve as directors of the Company until the next annual meeting of the stockholders and until their successors are duly elected and qualified:

Directors	Votes For	Votes Withheld	Broker Non-Votes
Richard Berman	5,104,503	695,796	1,466,868
Robert Hariri, M.D., PhD.	5,424,556	375,743	1,466,868
Ramkumar Mandalam, PhD.	5,416,980	383,319	1,466,868
Jerrell Shelton	5,373,745	426,554	1,466,868
Edward Zecchini	5,416,904	383,395	1,466,868

	Votes For	Votes Against	Abstain	Broker Non-Votes
Proposal No. 2: Ratify the Audit Committee’s selection of KMJ Corbin & Company LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016. This proposal was approved.	6,828,332	381,616	57,219	--

Proposal No. 3: Approve the Company’s 2015 Omnibus Equity Incentive Plan. This proposal was approved.	2,937,302	2,827,876	35,121	1,466,868

Proposal No. 5: To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders. This proposal was approved.	4,175,096	1,513,404	111,799	1,466,868

To allow additional time to vote on Proposal No. 4, a proposed amendment to the amended and restated articles of incorporation of the Company to increase the number of authorized shares of the Company’s Common Stock from 20,833,333 shares to 50,000,000 shares, the Annual Meeting with respect to such proposal was adjourned until 10:00 a.m. Pacific Time, on Friday, November 20, 2015 at the offices of Snell & Wilmer at 600 Anton Blvd., Suite 1400, Costa Mesa, California.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: November 3, 2015	By: /s/ Robert Stefanovich
Robert Stefanovich
Chief Financial Officer